Exhibit 99.2

Ondas and Mistral Sign Strategic Partnership to Accelerate U.S. Defense and Homeland Security Sales for Autonomous Drone Platforms

Partnership Leverages Mistral’s Robust Government Network to Accelerate Deployment of Ondas’ AI-Powered Drone Platforms Across Defense and Homeland Security Markets

Iron Drone Raider and Optimus Systems Deliver Mission-Ready Capabilities for Counter-UAS, ISR, and Automated Aerial Response in Complex Operational Environments

BOSTON, MA / June 24, 2025 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, today announced that its subsidiary, American Robotics Inc., has entered into a strategic partnership with Mistral Inc. (“Mistral”), a Maryland-based business development and defense contracting firm. The agreement focuses on joint marketing, sales, and integration of the Optimus drone system and Iron Drone Raider into the United States defense and homeland security markets.

Under the agreement, Mistral will support American Robotics’ business development by opening sales channels through its well-established relationships with U.S. governmental buyers, including federal, state, local law enforcement, military, and homeland security entities. The initial term of the agreement is three years, with an automatic renewal option and a structured success fee model based on realized sales.

“This collaboration with Mistral accelerates and strengthens our commercial strategy in the U.S., enhancing our ability to deliver mission-ready autonomous systems to the homeland security and defense sectors,” said Eric Brock, Chairman and CEO of Ondas Holdings. “We are witnessing increased demand for advanced aerial intelligence and counter-drone solutions, and Mistral’s deep relationships, experience, and operational know-how make them an ideal partner to scale our footprint in this critical market.”

Mistral Inc., based in Bethesda, Maryland, is a recognized provider of defense technology business development, marketing, program management, and logistics services to U.S. government agencies and defense contractors. With over 35 years of experience, Mistral acts as a key intermediary between American Defense and HLS end users and innovative and practical technological solutions. The company specializes in the deployment of cost-effective and practical system solutions, domestic procurement channels, offering expertise in licensing, integration, and compliance across homeland security, military aviation, and land systems sectors.

“At Mistral, we pride ourselves on identifying and accelerating next-generation defense technologies that meet the evolving needs of U.S. government and security stakeholders,” said Yoav Binai, Sr. Vice President of Mistral. “The Iron Drone Raider and Optimus systems represent a leap forward in autonomous capabilities—combat-ready, scalable, and built for the missions of tomorrow. We’re excited to partner with American Robotics and Ondas to bring these transformative platforms into the hands of U.S. defense and homeland security professionals at a time of urgent demand for aerial security and automation.”

“This agreement is aligned with Ondas’ strategic roadmap to establish ourselves as a next-generation defense prime contractor, delivering scalable, AI-driven systems for airspace security; intelligence, surveillance, and reconnaissance (ISR); and critical infrastructure protection,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems.

The agreement marks another step forward in Ondas’ broader growth strategy, building on recent international deals. With heightened demand for autonomous, GPS-free interception capabilities and certified drone-in-a-box platforms, Ondas is focused on accelerating adoption through strategic partnerships and domestic expansion.

The Optimus System is a fully autonomous, drone-in-a-box platform designed for persistent aerial data collection, security monitoring, and emergency response. It enables 24/7 remote operations with autonomous battery swapping and payload versatility, ideal for large-scale infrastructure and defense environments. The Iron Drone Raider is a next-generation counter-UAS solution featuring AI-powered, autonomous interceptor drones capable of capturing hostile UAVs with zero collateral damage. Operating independently of GPS or external signals, Raider drones are reusable, rapidly deployable, and designed to protect sensitive airspace under real-world combat and urban threat conditions.

Together, these systems represent the cutting edge of Ondas’ “Continuum of Autonomy” approach—combining real-time sensing, AI-based decision making, and full automation to support layered defense and national resilience. The partnership with Mistral is expected to accelerate U.S. adoption of these technologies in a time of evolving aerial threats and growing demand for sovereign, scalable solutions.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous drone and private wireless solutions through its business units Ondas Autonomous Systems (OAS) and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS offers a portfolio of best-in-class AI-driven defense and security drone platforms that are currently deployed globally to protect and secure sensitive locations, populations, and critical infrastructure. Operating via its wholly owned subsidiaries, American Robotics and Airobotics, OAS offers the Optimus System—the first U.S. FAA-certified sUAS for automated aerial security and data capture—and the Iron Drone Raider—an autonomous counter-UAS system designed to neutralize hostile drones.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

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